EXHIBIT 10.2
Execution Version
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

Royalty Purchase Agreement

By and Among

PTC Therapeutics, Inc.,

RPI 2019 Intermediate Finance Trust

and

Solely for the Purposes of Section 5.15 Hereof,

Royalty Pharma plc

Dated as of July 17, 2020

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Index of Exhibits
Exhibit A: Revaluation Procedures
Exhibit B: Escrow Agreement
Exhibit C: Seller’s Wire Transfer Instructions
Exhibit D: Form of Bill of Sale
Exhibit E: License Agreement
Exhibit F: Sponsored Research Agreement
Exhibit G: Form of Licensee Instruction Letter
Exhibit H: Form of Royalty Report Certification
Exhibit I:  Product Information Plan
Index of Schedules
Schedule 1.1: Risdiplam Structure

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ROYALTY PURCHASE AGREEMENT
This ROYALTY PURCHASE AGREEMENT, dated as of July 17, 2020 (this “Agreement”), is made and entered into by and among PTC Therapeutics, Inc., a Delaware corporation (the “Seller”), RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (the “Buyer”), and, solely for the purposes of Section 5.15 hereof, Royalty Pharma plc, a limited company organized under the laws of England and Wales.
W I T N E S S E T H:
WHEREAS, pursuant to the License Agreement, the Seller and Licensee granted to each other certain licenses and other development and collaboration rights, and the Seller granted Licensee the exclusive right to (among other activities) develop and commercialize the Products, and Licensee, in partial consideration thereof, agreed to pay the Royalty to the Seller;
WHEREAS, the Seller and the Spinal Muscular Atrophy Foundation (the “Foundation”) are party to that certain Sponsored Research Agreement, dated June 1, 2016, as amended on October 12, 2007, May 1, 2009, January 1, 2011 and November 22, 2011 (the “Sponsored Research Agreement”), pursuant to which the Seller is obligated to pay the Foundation single-digit royalties on worldwide net product sales of the Products; and
WHEREAS, the Buyer desires to purchase the Assigned Royalty Payments from the Seller, and the Seller desires to sell the Assigned Royalty Payments to the Buyer.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:
ARTICLE 1.
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” (a) means, with respect to the Buyer, any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise and (b) with respect to the Seller or the Licensee, shall have the meaning ascribed thereto in Section 1.1. of the License Agreement.
“Agreement” is defined in the preamble.
“Alliance Director” shall refer to those Alliance Directors described in Section 7.10 of the License Agreement.

“Applicable Listed Patents” is defined in Section 5.10(c).
“Assigned Royalty Cap” is defined within the definition of “Assigned Royalty Payments.”
“Assigned Royalty Payments” means 42.933% (the “Buyer Royalty Percentage”) of the amounts due, payable, owed or owing, accrued or otherwise to be paid in respect of the Royalty for all Calendar Year Net Sales arising on or after the Closing Date for any Calendar Year until such Buyer Royalty Percentage of such amounts equals $1.3 billion (the “Assigned Royalty Cap”).
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Bill of Sale” is defined in Section 3.3.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Buyer Negotiated Arrangement” is defined in Section 5.8(b)(iii).
“Buyer Royalty Percentage” is defined within the definition of “Assigned Royalty Payments.”
“Calendar Quarter” shall have the meaning ascribed thereto in Section 1.7 of the License Agreement.
“Calendar Year” shall have the meaning ascribed thereto in Section 1.8 of the License Agreement.
“Change of Control” shall have the meaning ascribed thereto in Section 1.9 of the License Agreement.
“Closing” is defined in Section 3.1.
“Closing Date” means the date on which the Closing occurs.
“Commercialization Reports” means those reports deliverable by Licensee pursuant to Section 10 of the License Agreement.
“Compound” shall have the meaning ascribed thereto in Section 1.13 of the License Agreement.

“Confidential Information” is defined in Section 6.1.
“Confidentiality Breach” is defined in Section 5.4(d).
“Consensus Value” means the net present value (applying a [**]% discount rate) of the projected Net Sales of the Products using projections of Wall Street sell-side analysts then covering the Licensee and the Seller, as determined in accordance with Exhibit A.
“Contracts” is defined in Section 4.1(h)(i).
“Control Party” means (a) the Seller, (i) from the Closing until a Control Shift occurs, (ii) after a Control Shift occurs, from the occurrence of a Revaluation Event in favor of the Seller until another Control Shift or a Revaluation Event in favor of the Buyer occurs; and (b) the Buyer (i) after a Control Shift occurs and until a Revaluation Event in favor of the Seller occurs, and (ii) after a Revaluation Event in favor of the Seller occurs, from the occurrence of another Control Shift or a Revaluation Event in favor of the Buyer until another Revaluation Event in favor of the Seller occurs.
“Control Shift” means any assignment, conveyance, monetization, or imposition of a Lien by the Seller on, following the Closing, any percentage of the Royalty, with the result that the Seller and its Affiliates no longer own, free and clear of all Liens (other than Permitted Liens) the right to receive a majority of the then remaining Royalty based on the Consensus Value.
“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, or similar proceeding, following or as a result of which the Licensee fails to pay amounts owing under the License Agreement in respect of the Royalty as a result of the Licensee’s financial distress, creditworthiness, or insolvency.
“Data Room” is defined in Section 3.6.
“Deciding Valuation Firm” has the meaning set forth in Exhibit A.
“Disclosing Party” is defined in Section 6.1.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.
“Escrow Account” means the account controlled by the Escrow Agent pursuant to which Licensee has been instructed to direct all amounts payable by it under the License Agreement.
“Escrow Agent” means U.S. Bank National Association, or the escrow agent under the Escrow Agreement or any permitted successor thereof under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement that may be entered into among the Seller, the Buyer, and the Escrow Agent in accordance with Section 5.2(a)(i), substantially in the form attached hereto as Exhibit B.

“[**]” means the product that is the subject of New Drug Application number 213535 that contains risdiplam as the active ingredient.
“Field” shall have the meaning ascribed thereto in Section 1.25 of the License Agreement.
“Final Counter Proposed Consensus Value” has the meaning set forth in Exhibit A.
“Final Proposed Consensus Value” has the meaning set forth in Exhibit A.
“First Commercial Sale” shall have the meaning ascribed thereto in Section 1.28 of the License Agreement.
“Foundation” is defined in the recitals.
“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Handle” or “Handling” has the meaning ascribed thereto in Section 1.35 of the License Agreement.
“JIPT” shall have the meaning ascribed thereto in Section 7.4 of the License Agreement.
“Joint Invention” shall have the meaning ascribed thereto in Section 1.42 of the License Agreement.
“Joint Patent Rights” shall have the meaning ascribed thereto in Section 1.44 of the License Agreement.
“JOT” shall have the meaning ascribed thereto in Section 7.4 of the License Agreement.
“JSC” shall have the meaning ascribed thereto in Section 7.1 of the License Agreement.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Knowledge of the Seller” means the actual knowledge of [**] after due inquiry.
“License Agreement” means that certain License and Collaboration Agreement, dated November 23, 2011, by and among F. Hoffman-La Roche Ltd., Hoffman-La Roche Inc., the

Seller and, solely with respect to the Foundation Provisions (as defined therein), the Foundation, as amended by such parties by means of that First Amendment to License and Collaboration Agreement on April 18, 2013.
“Licensed IP” means, collectively, the Licensed PTC IP and the Licensed Roche IP.
“Licensed Patents” is defined in Section 4.1(j)(i).
“Licensed PTC IP” means the PTC Patent Rights, PTC Know-How and the Seller’s interest in the Joint Inventions.
“Licensed Roche IP” means the Roche Patent Rights, the Roche Know-How and Licensee’s interest in the Joint Inventions.
“Licensee” means F. Hoffman-La Roche Ltd and Hoffman-La Roche Inc., collectively.
“Licensee Instruction Letter” is defined in Section 5.2(a)(i).
“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind; provided, that, for the avoidance of doubt, Lien shall not include the license of any rights.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Net Sales” shall have the meaning ascribed thereto in Section 1.50 of the License Agreement.
“New Product” shall have the meaning ascribed thereto in Section 1.53 of the License Agreement.
“New Product Development Plan” shall have the meaning ascribed thereto in Section 1.54 of the License Agreement.
“Marketed Product” is defined in Section 5.8(b)(iii).
“Ordinary Course Licenses or Sublicenses” means licenses or sublicenses entered into in the ordinary course of business with respect to the (i) development or manufacture of Products, (ii) distribution, third party logistics, warehousing, packaging, labeling or other commercialization activities that are ancillary to marketing, promotion or selling of Products or (iii) commercial sale of Products outside of [**].
“Original Counter Proposed Consensus Value” has the meaning set forth in Exhibit A.
“Original Proposed Consensus Value” has the meaning set forth in Exhibit A.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for the registration of any patents and patent applications.
“Patent Rights” shall have the meaning ascribed thereto in Section 1.56 of the License Agreement.
“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith, (iii) Liens in favor of the Buyer, and (iv) other liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets provided that, in each case, such liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of the Seller).
“Permitted Royalty Reduction” means a reduction to the Royalty pursuant to Sections 11.5.3, 11.5.4, 11.5.5 or 14.2 of the License Agreement or a Permitted Withholding Tax Royalty Reduction, except, in each case, to the extent that such reduction was the direct result of a material breach or default by the Seller of the License Agreement or this Agreement. For the avoidance of doubt, no amounts paid or owed to Foundation, including under the Sponsored Research Agreement, shall be considered a Permitted Royalty Reduction.
“Permitted Withholding Tax Royalty Reduction” means a reduction to a Royalty payment pursuant to Section 13 of the License Agreement, provided that reductions to a Royalty payment under Section 13 of the License Agreement shall not constitute Permitted Withholding Tax Royalty Reductions if such reductions result from changes to the Seller (or its Affiliate’s) jurisdiction or corporate structure, or the taking of any action by the Seller which has the effect of subjecting such Person (or payments made by or on their behalf) to additional Taxes or Tax laws.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.
“Pro Rata Portion” means (a) with respect to the Buyer, 42.933%, and (b) with respect to the Seller, 57.067%.
“Proceeds” means any amounts actually recovered by the Seller (or its designee) as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the License Agreement, the Sponsored Research Agreement or otherwise related to or involving the Royalty or any Product.

“Product” shall have the meaning ascribed thereto in Section 1.61 of the License Agreement.
“Product Information” means (a) all notices between, to or from the Seller and Licensee under the License Agreement and (b) all other information the Seller receives or furnishes under the License Agreement with respect to matters that would reasonably be expected to result in a Product MAE.
“Product MAE” means (i) a material adverse effect on the legality, validity or enforceability of any provision of this Agreement, (ii) a material adverse effect on the ability of the Seller to perform any of its obligations hereunder, (iii) a material adverse effect on the rights or remedies of the Buyer hereunder, (iv) an adverse effect on the rights of the Seller under the License Agreement or the Sponsored Research Agreement, other than as a result of Credit Event, that has a material adverse effect on the Royalty, (v) an adverse effect on the performance of the parties under the License Agreement or the Sponsored Research Agreement, including related to the approval or commercialization of the Products, other than as a result of a Credit Event, that has a material adverse effect on the Royalty, or (vi) any other adverse effect in any material respect on the timing, amount or duration of the payments to be made to the Buyer in respect of any portion of the Royalty or the right of the Buyer to receive such payments, in each case other than as a result of a Credit Event or Permitted Royalty Reduction; provided, however, that a delay in obtaining or failure to obtain regulatory approval for any Product shall not in and of itself constitute a Product MAE, it being understood that the underlying facts and circumstances giving rise to such delay or failure may constitute, and may be taken into account in determining whether there has been, a Product MAE as described in the foregoing clauses (i)-(vi).
“PTC Know-How” shall have the meaning ascribed thereto in Section 1.64 of the License Agreement.
“PTC Patent Rights” shall have the meaning ascribed thereto in Section 1.65 of the License Agreement, only to the extent that such PTC Patent Rights relate to risdiplam or a Marketed Product.
“Purchase Price” means $650,000,000.
“Receiving Party” is defined in Section 6.1.
“Representative” means, with respect to any Person, any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.
“Research Plan” shall have the meaning ascribed thereto in Section 1.69 of the License Agreement.
“Revaluation Event” has the meaning set forth in Exhibit A.
“Revaluation Notice” has the meaning set forth in Exhibit A.

“Reversionary Rights” is defined in Section 5.8(b)(ii).
“Risdiplam” means the compound with the chemical structure set forth in Schedule 1.1 hereto, regardless of whether such term is capitalized herein.
“Roche Know-How” shall have the meaning set forth in Section 1.74 of the License Agreement.
“Roche Patent Rights” shall have the meaning set forth in Section 1.75 of the License Agreement.
“Royalty” means (i) all payments payable to the Seller under Section 11.5 of the License Agreement, (ii) any payments to the Seller under the License Agreement in lieu of such payments of the foregoing clause (i), (iii) amounts payable to the Seller under Section 14.2 of the License Agreement in respect of payments described in the foregoing clauses (i) and (ii) (other than reimbursed audit costs under such section), (iv) subject to Section 5.10(f), amounts payable to the Seller under Section 15.8 of the License Agreement (other than reimbursed expenses as provided in Section 5.10(f)) and (v) any interest payments to the Seller under Section 12.2 of the License Agreement assessed on any payments described in the foregoing clauses (i), (ii), (iii) or (iv). For the avoidance of doubt, the Royalty shall not include any payments or amounts payable to the Seller under Sections 11.1, 11.2, 11.3, or 11.4 of the License Agreement, including any amounts payable to the Seller under Sections 12.2 or 14.2 of the License Agreement in respect of such payments.
“Royalty Reduction” is defined in Section 4.1(h)(xii).
“Royalty Report Certification” is defined in Section 5.4(b).
“Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 12.5 of the License Agreement.
“Royalty Term” shall have the meaning ascribed thereto in Section 1.77 of the License Agreement.
“Seller” is defined in the preamble.
“Seller Business Combination” is defined in Section 5.15.
“Seller Closing Certificate” is defined in Section 3.2(a).
“Seller Direct Undertaking” is defined in Section 5.8(b)(i).
“Seller New Arrangement” is defined in Section 5.8(b)(i).
“Seller New Licensee” is defined in Section 5.8(b)(i).

“SMAF Clinical Trials Advisory Committee” shall have the meaning ascribed thereto in Section 5.1.1 of the License Agreement
“Sponsored Research Agreement” is defined in the recitals.
“SRA Compound” shall have the meaning ascribed thereto in Section 1.82 of the License Agreement.
“SRA Development Plan” shall have the meaning ascribed thereto in Section 1.81 of the License Agreement.
“SRA Product” shall have the meaning ascribed thereto in Section 1.81 of the License Agreement.
“Standstill Termination” is defined in Section 5.15.
“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Territory” shall have the meaning ascribed thereto in Section 1.85 of the License Agreement.
“Third Party” means any Person other than the Buyer, the Seller or any of their respective Affiliates.
“Transaction Documents” means this Agreement, the Bill of Sale, the Disclosure Schedule and the Licensee Instruction Letter.
“Triggering Termination” is defined in Section 5.8(b)(ii).
“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.
Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(i)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”
(ii)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(iii)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(iv)references to a Person are also to its permitted successors and assigns;
(v)definitions are applicable to the singular as well as the plural forms of such terms;
(vi)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(vii)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and
(viii)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section 1.3 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.
ARTICLE 2.
PURCHASE, SALE AND ASSIGNMENT OF THE ROYALTY

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens, all of the Seller’s right, title and interest in and to the Assigned Royalty Payments.
Section 2.2 Purchase Price. In full consideration for the sale, assignment, transfer and conveyance of the Assigned Royalty Payments, and subject to the terms and conditions set forth herein, at the Closing, the Buyer shall pay (or cause to be paid) to the Seller, or the Seller’s designee, the Purchase Price, to be paid in immediately available funds by wire transfer to one or more accounts specified by the Seller on Exhibit C.
Section 2.3 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Assigned Royalty Payments, and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement, the Sponsored Research Agreement or otherwise, including any payments due to the Foundation under the Sponsored Research Agreement. Except as specifically set forth herein in respect of the Assigned Royalty Payments purchased, acquired and accepted hereunder, the

Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller under the License Agreement, the Sponsored Research Agreement or any other assets of the Seller.
Section 2.4 True Sale. It is the intention of the parties hereto that, as between the parties hereto, the sale, transfer, assignment and conveyance contemplated by this Agreement constitute a sale of the Assigned Royalty Payments from the Seller to the Buyer and not a financing transaction, borrowing or loan. Following the Closing, the Buyer will be the owner of the Assigned Royalty Payments, the Buyer will have no right to return the Assigned Royalty Payments to the Seller, and the Seller will have no right to repurchase the Assigned Royalty Payments from the Buyer. The sole recourse of the Buyer against the Seller in respect of the Assigned Royalty Payments will be (a) for Royalty Reductions, only to the extent permitted under Section 5.3 hereof, and (b) claims by the Buyer for breach of the representations, warranties, and covenants of the Seller set forth herein. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Assigned Royalty Payments as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC for legal purposes, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and the Buyer as the secured party in respect of the Assigned Royalty Payments. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the obligations of the Seller hereunder, a first priority security interest in and to all right, title and interest of the Seller, in, to and under the Assigned Royalty Payments and any “proceeds” (as such term is defined in the UCC) thereof, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as are necessary to perfect such security interest. Nothing herein shall mandate or limit the tax or accounting treatment of the transactions contemplated hereby by either party hereto.
ARTICLE 3.
CLOSING

Section 3.1 Closing; Payment of Purchase Price. The purchase and sale of the Assigned Royalty Payments shall take place on the date hereof, or at such other place, time and date as the parties hereto may mutually agree (the “Closing”).
Section 3.2 Closing Certificates.
(a) Seller’s Closing Certificate. At the Closing, the Seller shall deliver to the Buyer a certificate of the Secretary of the Seller, dated as of the Closing Date, certifying (i) as to the incumbency of the officer of the Seller executing this Agreement and (ii) as to the attached copies of Seller’s certificate of incorporation, bylaws and resolutions adopted by the Seller’s board of directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (the “Seller Closing Certificate”).
(b) Buyer’s Incumbency Certificate. At the Closing, the Buyer shall deliver to the Seller a certificate of an authorized person of the owner trustee of the Buyer certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer (the “Buyer Incumbency Certificate”).
Section 3.3 Bill of Sale. At the Closing, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Assigned Royalty Payments, substantially in the form attached hereto as Exhibit D (the “Bill of Sale”).
Section 3.4 Form W-9. At the Closing, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax.
Section 3.5 Form W-8BEN-E. At the Closing, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any and all payments of in respect of the Assigned Royalty Payments.
Section 3.6 Data Room. At the Closing, the Seller shall deliver to the Buyer an electronic copy of all of the information and documents posted as of the date hereof to the virtual data room established by the Seller and made available to the Buyer [**] (the “Data Room”) for archival purposes only.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

Section 4.1 Seller’s Representations and Warranties. Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer that as of the date hereof:
(a) Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to result in, either individually or in the aggregate, a Product MAE.
(b) Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.
(c) Enforceability. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws or by other equitable principles of general application.
(d) No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not (i) contravene or conflict with the organizational documents of the Seller, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller, (iii) contravene or conflict with or constitute a default under the License Agreement or the Sponsored Research Agreement or (iv) except as would not reasonably be expected to result in a Product MAE, contravene or conflict with or constitute a default under any other contract or agreement binding upon or applicable to the Seller.
(e) Consents. Except for filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.
(f) No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller, threatened to which the Seller is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to result in a Product MAE.
(g) Compliance with Laws. The Seller is not in violation of and, to the Knowledge of the Seller, the Seller is not under investigation with respect to, nor has the Seller been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Seller, which violation would reasonably be expected to result in a Product MAE.
(h) License Agreement; Sponsored Research Agreement. Attached hereto as Exhibits E and F are true, correct and complete copies of, respectively, the License Agreement and the Sponsored Research Agreement, including any amendments, modifications, consents, assignments, ancillary agreements, licenses, sublicenses, transfers or waivers thereto or thereof as of the date hereof. To the Knowledge of the Seller, the Seller has delivered to the Buyer, or has provided the Buyer access to, true, correct and complete copies of [**].
(i) No Other Agreements. Exhibits E and F include all material agreements, instruments, arrangements, waivers or understandings (collectively, “Contracts”) between, by or among the Seller (or any predecessor or Affiliate thereof), Licensee (or any predecessor or Affiliate thereof) and/or the Foundation (or any predecessor or Affiliate thereof), relating to the subject matter thereof, and there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof) and/or the Foundation (or any predecessor or Affiliate thereof), on the other hand, that relate to the Royalty or that are primarily related to any Product (including the development or commercialization thereof), or that (with or without the giving of notice or passage of time, or both) would reasonably be expected to result in a Product MAE. The Seller has not proposed, or received any proposal, to amend or waive any provision of the License Agreement or the Sponsored Research Agreement in any manner that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to result in a Product MAE. None of the executed Contracts included in Exhibits E and F, contain any provision, term or condition that would reasonably be expected to result in a Product MAE.
(ii) Licenses/Sublicenses. To the Knowledge of the Seller, other than Ordinary Course Licenses or Sublicenses or licenses or sublicenses among Licensee and its Affiliates (and its and their predecessors), (A) there are no licenses or sublicenses entered into by Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of Licensee’s rights and obligations under the License Agreement (including any Licensed IP) and (B) there are no licenses or sublicenses entered into by the Foundation or any other Person (or any predecessor or Affiliate thereof) in respect of the Foundation’s rights and obligations under the Sponsored Research Agreement (including any Licensed IP). The Seller has not received any notice from Licensee pursuant to Section 3.3 or Section 11.5.4 of the License Agreement, nor has the Seller been requested by or given consent to, nor is the Seller in negotiation with, Licensee, pursuant to such provisions.
(iii) Validity and Enforceability of License Agreement and the Sponsored Research Agreement. Each of the License Agreement and the Sponsored Research Agreement is legal, valid, binding, enforceable, and in full force and effect except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law) or by any Credit Event. Each of the License Agreement and the Sponsored Research Agreement will not cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms, immediately following the consummation of the transactions contemplated by this Agreement, as a result of the consummation of the transactions contemplated by this Agreement. The Seller is not, and, to the Knowledge of the Seller, neither the Licensee nor the Foundation is, in breach of the License Agreement or the Sponsored Research Agreement, as applicable, or in default thereunder, and no event has occurred that with notice or lapse of time would (i) permit termination of the License Agreement or the Sponsored Research

Agreement or (ii) constitute a breach, default, modification or trigger acceleration under or to the License Agreement or the Sponsored Research Agreement that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to result in a Product MAE. No party to the License Agreement or the Sponsored Research Agreement has repudiated any provision of the License Agreement or the Sponsored Research Agreement, as applicable, and the Seller has not received any notice in connection with the License Agreement or the Sponsored Research Agreement challenging the validity, enforceability or interpretation of any provision of such agreement or any obligation to pay any portion of the Royalty without set-off, rescission, counterclaim, reduction, credit or other deduction of any kind.
(iv) No Event Triggering Reversionary Rights. The Seller has not received any notice of and is not aware of any acts or omissions, including those of Licensee or its Affiliates, that would reasonably be expected to result in a Reversionary Right.
(v) Products. Risdiplam and any products containing risdiplam as the active pharmaceutical ingredient that are owned or controlled by Seller or Licensee, including [**], constitute SRA Products under the License Agreement. As of the date hereof, [**] (risdiplam) is the only Product that is currently being developed or commercialized under the License Agreement.
(vi) No Liens or Assignments by the Seller. Except for Permitted Liens and as contemplated hereby, the Seller has not conveyed, assigned or in any other way transferred all or any portion of its right, title and interest in and to the Royalty or any Product. There are no Liens, other than Permitted Liens, on all or any portion of the Seller’s right, title and interest in and to the Royalty or any Product.
(vii) No Waivers or Releases. Except as provided in Exhibits E and F, the Seller has not granted any waiver under the License Agreement or the Sponsored Research Agreement, nor has the Seller released, in whole or in part, any counterparty from any of such counterparty’s obligations under the License Agreement or the Sponsored Research Agreement, in each case in any manner that is primarily related to any Product or that (with or without the giving of notice or passage of time, or both) would reasonably be expected to result in a Product MAE.
(viii) No Termination. The Seller has not (A) given Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (B) received any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate either the License Agreement. To the Knowledge of the

Seller, no event has occurred that would give rise to the expiration or termination of the License Agreement. The Seller has not (A) given the Foundation any notice of termination of the Sponsored Research Agreement (whether in whole or in part) or any notice expressing any intention to terminate the Sponsored Research Agreement or (B) received any notice of termination of the Sponsored Research Agreement (whether in whole or in part) or any notice expressing any intention to terminate either the Sponsored Research Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of the Sponsored Research Agreement.
(ix) Payments Made. The Seller has timely received from Licensee the full amount of the payments due and payable under the License Agreement in accordance with the terms thereof. The Seller has timely paid all amounts due under the Sponsored Research Agreement in accordance with the terms thereof.
(x) No Assignments by Licensee. The Seller has not consented to any assignment, delegation or other transfer by Licensee or the Foundation or any of their respective predecessors of any of their respective rights or obligations related, directly or indirectly, to the Royalty or that primarily relate to any Product or that (with or without the giving of notice or passage of time, or both) would reasonably be expected to result in a Product MAE, under the License Agreement or the Sponsored Research Agreement, as applicable. To the Knowledge of the Seller, neither Licensee nor the Foundation has assigned or otherwise transferred or granted any Liens with respect to any of its respective rights or obligations related, directly or indirectly, to the Royalty or that primarily relate to any Product or that (with or without the giving of notice or passage of time, or both) would reasonably be expected to result in a Product MAE.
(xi) No Indemnification Claims. The Seller has not notified Licensee or the Foundation or any other Person of, or otherwise made, any claims for indemnification under the License Agreement or the Sponsored Research Agreement, nor has the Seller received any claims for indemnification under the License Agreement or the Sponsored Research Agreement, whether pursuant to Section 5.1.4 or Article 17 of the License Agreement or Article 8 of the Sponsored Research Agreement, or otherwise.
(xii) No Royalty Reductions. The amount of the Royalty due and payable under Section 11.5 of the License Agreement is not, as of the date hereof, subject to any claim against the Seller pursuant to any right of set-off, rescission, counterclaim, reduction, credit, deduction or defense by contract or otherwise (any reduction on account of any such claim, a “Royalty Reduction”), including under Sections 11.5.3, 11.5.4, 11.5.5, 13 or 14.2 of the

License Agreement. To the Knowledge of the Seller, other than with respect to any Royalty Reductions under Section 11.5.3 of the License Agreement, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to claim, or have the right to claim, a Royalty Reduction.
(xiii) No Notice of Infringement. The Seller has not received any notice from, or given any notice to, Licensee or the Foundation (or any of their respective predecessors or Affiliates) alleging any actual, potential, suspected or threatened infringement, misappropriation or other violation by a Third Party of any intellectual property rights related to any Product.
(xiv) Audits. None of the Seller, the Licensee nor the Foundation has initiated, pursuant to Section 14 of the License Agreement or otherwise, any inspection or audit of books of accounts or other records pertaining to any Product, Net Sales, the calculation of royalties or other amounts payable to the Seller under the License Agreement.
(xiv) Adverse Events. None of the Seller, Licensee or the Foundation has informed the other about serious adverse events occurring or having occurred in connection with the use of any Product under Section 9.2.1 of the License Agreement that has had, or would reasonably be expected to result in, a Product MAE, and no pharmacovigilance agreement under Section 9.2.3 of the License Agreement is or has been required.
(xvi) Committee Membership. As of the date hereof, the parties to the License Agreement have established the JSC, the SMAF Clinical Trials Advisory Committee, the JIPT, and the JOTs identified on Schedule 4.1(i)(xvi) of the Disclosure Schedule. Schedule 4.1(i)(xvi) includes a list of the Alliance Directors and members of JSC, the SMAF Clinical Trials Advisory Committee, the JIPT, and the JOTs as of the date hereof. All such committees have the authority under, and have been operating under the objectives, responsibilities and in the manner provided in, the License Agreement, and no material disputes have arisen in connection with any matters subject to the oversight of such committees. The Seller has not exercised its rights pursuant to Section 7.14 of the License Agreement to determine not to appoint to, or withdraw members of, the JSC and any JOC and not to appoint or remove an Alliance Director, or withdraw from participation in the JSC and any JOT or other committee under the License Agreement.
(i) Title to Royalty. The Seller has good and marketable title to the Royalty free and clear of all Liens (other than Permitted Liens). Upon payment of the Purchase Price by the Buyer, the Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Assigned Royalty Payments, free and clear of all Liens (other than any Permitted Lien).

(j) Intellectual Property.
(i) Schedule 4.1(j)(i) of the Disclosure Schedule lists all Joint Patent Rights, PTC Patent Rights and, to the Knowledge of the Seller, Roche Patent Rights (collectively, the “Licensed Patents”). The Seller is the sole owner of, and has the sole interest in, all of the PTC Patent Rights. To the Knowledge of the Seller, Licensee is the sole owner of, and has the sole interest in, all of the Roche Patent Rights. The Seller and Licensee collectively are the sole owners of, and collectively have the sole interest in, the Joint Patent Rights, and the Seller is the sole owner of, and has the sole interest in, its undivided half interest in each of the Joint Patent Rights. Schedule 4.1(j)(i) of the Disclosure Schedule specifies as to each of the (x) PTC Patent Rights and Joint Patent Rights Handled by the Seller and (y) to the extent the following information has been provided by Licensee to the Seller with respect to the Roche Patent Rights, as applicable, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates.
(ii) There are no pending or, to the Knowledge of the Seller, threatened, litigations, interferences, reexamination, re-issue, inter partes reviews, post-grant-reviews, oppositions or like procedures involving any PTC Patent Rights or Joint Patent Rights. To the Knowledge of the Seller, there are no pending or threatened litigations, interferences, reexamination, re-issue, inter partes reviews, post-grant-reviews, oppositions or the like procedures involving any Roche Patent Right.
(iii) All of the issued PTC Patent Rights and the Joint Patent Rights Handled by the Seller are in full force and effect and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, are valid and enforceable. The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the PTC Patent Rights or the Joint Patent Rights Handled by the Seller, or any written legal opinion that alleges that any of the issued PTC Patent Rights or the Joint Patent Rights Handled by the Seller is invalid or unenforceable. To the Knowledge of the Seller, all of the issued Roche Patent Rights are in full force and effect and have not lapsed, expired or otherwise terminated, and are valid and enforceable.
(iv) Each individual associated with the prosecution of the PTC Patent Rights, the Joint Patent Rights Handled by the Seller and, to the Knowledge of the Seller, all other Joint Patent Rights, including the named inventors, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the PTC Patent Rights and Joint Patent Rights (including any relevant prior art), in each case, in those jurisdictions where such duties exist. There is no Person who is or claims to be an inventor under any of the PTC Patent Rights or the Joint Patent Rights Handled by the Seller or, to the Knowledge of the Seller, any other Joint Patent Rights, who is not a named inventor thereof.
(v) The Seller has not, and, to the Knowledge of the Seller, Licensee has not, received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Product infringes any Patent Rights or other intellectual property rights of such Person.
(vi) To the Knowledge of the Seller, the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of the Product has not infringed, misappropriated or otherwise violated any Patent Rights or other intellectual property rights owned by any other Person. Neither the Seller nor, to the Knowledge of the Seller, Licensee, has in-licensed any Patent Rights or other intellectual property rights covering the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Product.
(vii) To the Knowledge of the Seller, no Third Party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Licensed Patents or any other Patent Rights claiming the composition of matter of, or the method of making or using, the Product, except as would not reasonably be expected to result in a Product MAE.
(viii) All required maintenance fees, annuities and like payments with respect to the PTC Patent Rights and Joint Patent Rights Handled by the Seller in accordance with Section 15.3 or 15.5 of the License Agreement, and to the Knowledge of the Seller, with respect to all other Licensed Patents, have been paid timely.
(k) UCC Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding ten (10) years has been, “PTC Therapeutics, Inc.”. The Seller is, and for the prior ten (10) years has been, incorporated in Delaware.
(l) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.2 The Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that as of the date hereof:
(a) Existence; Good Standing. The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b) Authorization. The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
(c) Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.
(e) Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, other than the filing of financing statement(s) in accordance with Section 2.4, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
(f) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.
(g) Financing. The Buyer has sufficient cash on hand to pay the entire Purchase Price. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
(h) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3 No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NONINFRINGEMENT, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE BUYER ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 4, THE SELLER HAS ASSUMED NO RESPONSIBILITIES OF ANY KIND WITH RESPECT TO ANY ACT OR OMISSION OF LICENSEE WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE, DISTRIBUTION, MARKETING OR OTHER ACTIVITIES OF LICENSEE WITH RESPECT TO THE PRODUCT.
ARTICLE 5.
COVENANTS

Section 5.1 Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer, or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall use commercially reasonably efforts to allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).
Section 5.2 Payments.
(a) Payments.
(i) Promptly, and in any event, within [**] following the Closing, the Seller shall deliver to the Licensee (x) an instruction letter, in substantially the form attached hereto as Exhibit G (the “Licensee Instruction Letter”), duly executed by the Buyer and the Seller, requesting that the Licensee pay the Assigned Royalty Payments to an account designated by the Buyer and deliver Royalty Reports directly to the Buyer simultaneously with delivery of Royalty Reports to the Seller, and (y) an IRS Form W-8BEN-E provided by Buyer pursuant to Section 3.5 hereof. If, prior to the first Commercial Sale of Product, the Licensee does not agree to make payment of the Assigned Royalty Payments to an account designated by the Buyer, then (x) the parties shall execute and deliver to the Escrow Agent within [**] after the First Commercial Sale of a Product the Escrow Agreement and (y) the Seller shall instruct the Licensee to make all payments of the Royalty to the

Escrow Account until such time as the Assigned Royalty Cap is met. In the event that the Seller sells, transfers, assigns or otherwise conveys any portion of its retained rights in the Royalty to an Affiliate or Third Party, the Buyer agrees not to object to amending, and to reasonably cooperate to amend, the Escrow Agreement to add any such Affiliate or Third Party for the purposes of directing to such Third Party any portion of the Royalty to which such Third Party may be entitled as a result of such transaction. In no event shall the Escrow Agreement permit the Escrow Agent to distribute payments of the Royalty to the parties other than in accordance with each party’s applicable Pro Rata Portion, or to withhold any distribution to the parties (whether as a result of any claims between the parties or otherwise), in each case without the prior written consent of both parties.
(ii) If, notwithstanding the terms of this Agreement, the Licensee Instruction Letter and the Escrow Agreement, as applicable, the Licensee, or any other Person, makes any payment in respect of the Assigned Royalty Payments to the Seller (or to any of the Seller’s Affiliates or designees) instead of to the Buyer or the Escrow Account, as applicable, then: (A) the Seller shall hold (or shall cause such Affiliate or designee to hold) such payment in trust for the sole benefit of the Buyer, (B) the Seller (or such Affiliate or designee) shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon, and (C) the Seller (or such Affiliate or designee) promptly, and in any event no later than [**] following the receipt by the Seller (or such Affiliate or designee) of such payment, shall remit, or cause to be remitted, an amount equal to such payment to an account designated in writing by the Buyer or to the Escrow Account to be distributed pursuant to the Escrow Agreement, as applicable.
(iii) If, notwithstanding the terms of this Agreement, the Licensee Instruction Letter and the Escrow Agreement, as applicable, the Licensee, or any other Person, makes any payment due under the License Agreement that does not constitute an Assigned Royalty Payment, to the Buyer (or to any of the Buyer’s Affiliates or designees) instead of to the Seller or the Escrow Account, as applicable, or as otherwise instructed by the Seller, then: (A) the Buyer shall hold (or shall cause such Affiliate or designee to hold) such payment in trust for the sole benefit of the Seller, (B) the Buyer (or such Affiliate or designee) shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon, and (C) the Buyer (or such Affiliate or designee) promptly, and in any event no later than [**] following the receipt by the Buyer (or such Affiliate or designee) of such payment, shall remit, or cause to be remitted, an amount equal to such payment to an account designated in writing by the Seller or to the Escrow Account to be distributed pursuant to the Escrow Agreement, as applicable.

(b) If either the Seller or the Buyer fails to timely comply with their respective obligations under Section 5.2(a), then all amounts not timely paid by the due date provided therein shall accrue interest from and including the date such amount was due through but excluding the date such payment in full (together with all interest thereon) is made to the applicable party, at a rate, calculated on a 365-day or 366-day basis, as applicable, equal to the then-current Prime Rate plus [**] percent ([**]%), compounded annually, not to exceed the maximum interest that may be charged under applicable law.
(c) Except as set forth in Section 5.2(a)(i), the Seller shall not revoke, amend, modify, supplement, restate, waive, cancel or terminate the Licensee Instruction Letter or any instruction to the Licensee to make payments in respect of the Royalty to the Escrow Agent without the prior written consent of Buyer.
Section 5.3 Royalty Reductions. If Licensee exercises any Royalty Reduction against any payment of the Royalty that is not (a) a Permitted Royalty Reduction, (b) the result of any Credit Event or (c) a breach by Licensee of its payment obligations under the License Agreement, such Royalty Reduction shall not reduce the amount of any Assigned Royalty Payments to which the Buyer is entitled, and if such Royalty Reduction reduces any payment of the Assigned Royalty Payments to less than the full amount of the Assigned Royalty Payments, then the Seller shall promptly (and in any event within [**] following the payment of the Assigned Royalty Payments affected by such Royalty Reduction) make a true-up payment to the Buyer such that the Buyer receives the full amount of such Assigned Royalty Payments that would have been payable to the Buyer had such Royalty Reduction not occurred. The Seller agrees to notify the Buyer in writing as promptly as possible (and in any event within [**]) of becoming aware of any actual or potential Royalty Reductions, including Permitted Royalty Reductions. For the avoidance of doubt, any nonpayment by Licensee as a result of a Credit Event or a breach by Licensee of its payment obligations under the License Agreement shall not constitute a Royalty Reduction for purposes of this Section 5.3 and shall not obligate the Seller to make any payment under this Section 5.3 (unless and until such nonpayment is cured). For all purposes hereunder, any true-up payment made pursuant to this Section 5.3 will be treated as paid with respect to the Royalty for U.S. federal income tax purposes to the fullest extent permitted by applicable law.
Section 5.4 Royalty Reports; Other Product Information.
(a) Until such time as the Licensee has agreed to provide copies of Royalty Reports directly to the Buyer pursuant to the Instruction Letter, as promptly as possible (and in any event within [**]) following the receipt by the Seller of any Royalty Report, the Seller shall deliver to the Buyer a report in the form attached hereto as Exhibit H prepared by the Seller and certified by a duly authorized official of the Seller as to the authenticity of such Royalty Report (a “Royalty Report Certification”). From and after such time as the Licensee has agreed to provide copies of Royalty Reports directly to the Buyer pursuant to the Instruction Letter, the Seller shall as promptly as possible (and in any event within [**]) deliver to the Buyer copies of any Royalty Reports not provided to the Buyer directly, and any supporting documentation, information, or other reports (if any) received by the Seller from Licensee relating to the Royalty for such Calendar Quarter to the extent not provided to the Buyer directly.
(b) The Seller agrees to request that Roche deliver Product Information (other than a Royalty Report as provided in Section 5.4(a) above) to the Buyer directly as more fully described in, and in accordance with the terms of, Exhibit I. Until such time as the Licensee has agreed to deliver Product Information (other than Royalty Reports) directly to the Buyer, the Seller agrees to deliver to the Buyer, at least on a [**] basis, new or updated Product Information that the Seller receives from the Licensee. On an at least [**] basis, the Seller shall deliver to the Buyer a reasonably detailed summary of new or updated information of which it has Knowledge about any decision, order, dispute or challenge, of or related to the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any of the PTC Patent Rights, the Joint Patent Rights Patent or Roche Patent Rights or any claim thereof, or opposition of the grant of any patent that falls within the PTC Patent Rights, Joint Patent Rights or Roche Patent Rights, in any legal or administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration, including by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action.
(c) The Seller agrees to notify the Buyer within [**] after the Seller’s receipt or Knowledge of a Third Party Paragraph IV certification with respect to the PTC Patent Rights, the Joint Patent Rights or the Roche Patent Rights. The Seller shall provide the Buyer [**] with a list, substantially in the form of Schedule 4.1(j)(i) of the Disclosure Schedule, of PTC Patent Rights and Joint Patent Rights Handled by the Seller or of which the Seller then has Knowledge covering the Product.
(d) Notwithstanding the foregoing, until such time as the Licensee has agreed to deliver Product Information directly to the Buyer, if the Seller is advised by its counsel that providing the Buyer with a true, correct and complete copy of Product Information or other documents or information pursuant to this Agreement (whether pursuant to this Section 5.4 or otherwise) would be reasonably expected to constitute a material breach by the Seller of its confidentiality obligations under the License Agreement (a “Confidentiality Breach”), then the Seller shall, in lieu of delivery of such Product Information, provide a written summary thereof to the Buyer describing in as much detail as would not result in a Confidentiality Breach, the substance of such Product Information or other documents or information.
Section 5.5 Actions under the License Agreement while the Seller is the Control Party. The following provisions shall only apply while the Seller is the Control Party:
(a) Compliance; No Modifications to Reduce Assigned Royalty Payments. The Seller shall comply in all material respects with its obligations under the License Agreement and the Sponsored Research Agreement. The Seller shall not, without the prior written consent of the Buyer, make, propose, effect, deliver, execute or grant any amendment, modification, consent, notice or waiver, or take (or fail to take) any other action, under the License Agreement or the Sponsored Research Agreement that (with or without the giving of notice or passage of time, or both) would reasonably be expected to result in a Product MAE. Promptly (and in any event within [**]) after the Seller’s receipt of any written notice from Licensee of an alleged breach or default under the License Agreement or the Sponsored Research Agreement by the Seller, the Seller shall give written notice thereof to the Buyer, including delivering to the Buyer a copy of any such written notice. The Seller shall use commercially reasonable efforts to cure any material breach or default by the Seller under the License Agreement or the Sponsored Research Agreement, as applicable, and shall give written notice to the Buyer upon curing any such breach or default. The Seller shall pay all of its costs and expenses (including of counsel) in connection with any such breach or default. Promptly (and in any event within [**]) after the Seller becomes aware of, or comes to believe in good faith that there has been, a breach of the License Agreement or the Sponsored Research Agreement by Licensee or the Foundation, the Seller shall provide notice of such breach to the Buyer. If such breach (with or without the giving of notice or passage of time, or both) would reasonably be expected to result in a Product MAE, the Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement and shall consider in good faith all of Buyer’s timely comments and suggestions regarding such enforcement, provided that (i) nothing in this Section 5.5(a) shall obligate the Seller to take or refrain from taking any action in respect of any such enforcement and (ii) the Buyer shall pay its Pro Rata Portion of the reasonable and documented costs and expenses of any such enforcement (excluding any costs and expenses of or reimbursable by Licensee).
(b) Notices, Correspondence and Other Information Delivered by the Seller. The Seller shall send a copy of any Product Information that the Seller delivers to Licensee, the Foundation, any Governmental Entity or other governing authority, as the case may be, concurrently to the Buyer; provided, however, that the Seller shall (a) deliver to the Buyer any notices it intends to provide to Licensee pursuant to Section 7.15 of the License Agreement to the Buyer at least [**] prior to providing such notice to Licensee and shall consult with the Buyer regarding such notice.
Section 5.6 Actions under the License Agreement while the Buyer is the Control Party. The following provisions shall only apply while the Buyer is the Control Party:
(a) Notices and Other Information to the Licensee. The Seller shall not send, without the prior written consent of the Buyer (or refrain from sending if instructed to do so by the Buyer), any written notice or correspondence to Licensee, the Foundation, any Governmental Entity or any other Person if such notice or correspondence relates solely to the Assigned Royalty Payment or if such notice or correspondence would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Product MAE. Notwithstanding the foregoing, no prior consent of the Buyer shall be required for the Seller to deliver notice pursuant to Sections 7.15 or 20.2 of the License Agreement, provided, that the Seller shall deliver to the Buyer any notices it delivers to Licensee pursuant to Section 7.15 of the License Agreement substantially concurrently with delivery of such notice to Licensee. The Seller shall deliver to the Buyer true, correct and complete copies of any notices it actually provides pursuant to the License Agreement concurrently with the Seller’s delivery thereof to the Licensee, Foundation or any other Person, as applicable.

(b) Amendment of License Agreement. The Seller shall not, except with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed if such amendment would not reasonably be expected, with or without the giving of notice or the passage of time, or both, to result in a Product MAE), amend, modify, waive, consent to or supplement or restate (or consent to any amendment, modification, waiver, consent, supplement or restatement of or to) any provision of the License Agreement or the Sponsored Research Agreement, including any plans or budgets thereunder. Subject to the foregoing, promptly, and in any event within [**], following receipt by the Seller of any final amendment, modification, waiver, consent, supplement or restatement of the License Agreement, or the Sponsored Research Agreement, the Seller shall furnish a copy of the same to the Buyer.
(c) Maintenance of License Agreement.
(i) The Seller shall comply in all material respects with its obligations under the License Agreement and the Sponsored Research Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach or default thereof. Promptly, and in any event within [**], after receipt of any (written or oral) notice from Licensee of an alleged breach or default under the License Agreement or the Sponsored Research Agreement by the Seller under the License Agreement or the Sponsored Research Agreement, the Seller shall give written notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice. The Seller shall use its reasonable efforts to cure any breach or default by the Seller under the License Agreement or the Sponsored Research Agreement, as applicable, as reasonably instructed by the Buyer, and shall give written notice to the Buyer upon curing any such breach or default. The Seller shall pay all of its costs and expenses (including of counsel) in connection with any such breach or default.
(ii) In connection with any dispute regarding any such alleged breach or default by Licensee that is related to the Royalty or primarily related to any Product or that would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Product MAE, the Seller shall employ such counsel reasonably acceptable to the Seller as the Buyer shall select for such purpose, provided that the Buyer shall pay its Pro Rata Portion of the reasonable and documented costs and expenses incurred by the Seller in connection with any such dispute (net of any amounts recovered by the Seller).
(iii) The Seller shall consult with the Buyer prior to appointing to or withdrawing members of the JSC and any JOC and prior to appointing or removing an Alliance Director, or withdrawing from participation in the JSC and any JOT or other committee under the License Agreement.
(iv) The Seller shall not, except as mutually agreed by the parties, (a) forgive, release, settle or compromise any amount owed to or becoming owed to the Seller under the License Agreement in respect of the Royalty or (b) waive any obligation of, or grant any consent to, the Licensee under, in respect of or related to the Royalty; provided, that neither the occurrence of a Credit Event nor any automatic effect of a Credit Event under the License Agreement without an affirmative action of the Seller shall itself be deemed any forgiving, release, settlement, compromise, waiver or consent by the Seller.
(v) If the Seller is provided with an opportunity to assist with the establishment of any budgets in connection with New Product development as provided in Section 5.2 of the License Agreement, or to agree to matters related to a diagnostic Product as provided in Section 11.7 of the License Agreement, the Seller shall undertake such activities in consultation with the Buyer. The Seller further agrees to consult with and give due consideration to the Buyer’s input in connection with the matters provided in Sections 7.8 and 10 of the License Agreement.
(vi) The Seller shall not exercise its rights under the License Agreement or the Sponsored Research Agreement in any manner that would result in a breach of this Agreement or would reasonably be expected (with or without the giving of notice or the passage of time, or both) to result in a Product MAE.
(d) Enforcement of License Agreement.
(i) Notice of Breaches by Licensee. Promptly (and in any event within [**]) after the Seller becomes aware of, or comes to believe in good faith that there has been, a breach of the License Agreement or the Sponsored Research Agreement by Licensee or the Foundation, the Seller shall provide notice of such breach to the Buyer. In addition, the Seller shall provide to the Buyer a copy of any written notice of such breach or alleged breach of the License Agreement or the Sponsored Research Agreement delivered by the Seller to Licensee as soon as practicable and in any event not less than [**] following such delivery.
(ii) Enforcement of License Agreement. In the case of any breach by Licensee or the Foundation referred to in Section 5.6(d)(i), the Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement or the Foundation’s obligations under the Sponsored Research Agreement. Following such consultation, the Seller shall, (i) as reasonably instructed by the Buyer, exercise such rights and remedies relating to any such breach as shall be available to the Seller, whether under the License Agreement, the Sponsored Research Agreement or by operation of law and, (ii) if such breach is related to the Royalty or would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Product MAE, employ such counsel reasonably acceptable to the Seller as the Buyer shall select for such purpose.
(iii) Allocation of Proceeds and Costs of Enforcement. Each of the Buyer and the Seller shall bear its own fees and expenses incurred in enforcing Licensee’s obligations under the License Agreement pursuant to this Section

5.6(d), provided that the Buyer shall pay its Pro Rata Portion of the reasonable and documented costs and expenses incurred by the Seller in connection with the Seller’s enforcement of the License Agreement in accordance with Section 5.6(d)(ii) (net of any amounts reimbursable by Licensee). The Proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement shall be applied first to reimburse the Seller and the Buyer for any expenses incurred by them in connection with such enforcement, and the remainder of the Proceeds shall be allocated between the Seller and the Buyer as though such Proceeds constituted Royalty payments. The Seller hereby assigns and, if not presently assignable, agrees to assign to the Buyer the amount of Proceeds due to the Buyer in accordance with this Section 5.6(d).
Section 5.7 Inspections and Audits of Licensee. If either party desires to cause an inspection as provided under Section 14 of the License Agreement, then the Seller and the Buyer agree to consult in good faith with each other in connection therewith. Following such consultation, the Seller may, or if requested by the Buyer, shall, promptly provide written notice to Licensee to cause such an inspection. The Seller shall, for purposes of Section 14 of the License Agreement, select such independent certified public accounting firm as is reasonably acceptable to both the Seller and the Buyer (as long as such independent certified public accountant is reasonably acceptable to Licensee as required by Section 14 of the License Agreement). Each of the Buyer and the Seller shall be responsible for its Pro Rata Portion of the expense of any inspection or audit undertaken by either the Buyer or the Seller (including the fees and expenses of such independent certified public accounting firm designated for such purpose) that would otherwise be borne by the Seller pursuant to the License Agreement (if and as such expenses are actually incurred by the Seller). The Seller shall deliver to the Buyer a copy of the results of any audit conducted pursuant to Section 14 of the License Agreement within [**] following the Seller’s receipt thereof (and the results of any such audit shall be considered Product Information). If an audit reveals an underpayment by the Licensee, then the Royalty shall include the amount paid by the Licensee to the Seller to compensate for such underpayment in accordance with Section 14.2 of the License Agreement, with interest thereon as set forth in Section 12.2 of the License Agreement. If an audit reveals an overpayment by the Licensee, then the Seller shall comply with its obligations set forth in Section 14.2 of the License Agreement and, in furtherance thereof, may, in its sole discretion, require that the Buyer pay the Seller an amount equal to the Buyer’s Pro Rata Portion of such overpayment or credit an amount equal to the Buyer’s Pro Rata Portion of such overpayment against future Assigned Royalty Payments.
Section 5.8 Termination of License Agreement.
(a) The Seller shall not, without the prior written consent of the Buyer, (i) exercise any right to terminate the License Agreement, in whole or in part, (ii) agree with Licensee to terminate the License Agreement, in whole or in part, or (iii) take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give Licensee the right to terminate the License Agreement, in whole or in part. The Seller shall not take any action, fail to take an action or permit an action to be taken, that would give Licensee the right to terminate the License Agreement under Section 20.3.1 thereof, provided that in no event shall the

Seller be obligated to prevent any termination of the License Agreement as a result of a Credit Event so long as such termination is not also a result of any affirmative action of the Seller.
(b) Effect of Termination.
(i) In the event that the License Agreement is terminated while the Seller is the Control Party and prior to a Change of Control of the Seller, and the Seller has rights under Section 20.4 of the License Agreement, the Seller shall have the right in its sole discretion to determine whether and how to continue the development and commercialization of Compounds and Products as provided in Section 20.4 of the License Agreement (including via direct sales by the Seller or its Affiliates and licenses to one or more distributors and other Third Parties on a regional basis); provided, that, the Seller shall consult with the Buyer as to its plans (a “Seller Direct Undertaking”). If the Seller, in its sole discretion, determines to completely out-license to one or more Third Parties (each, a “Seller New Licensee”) the global development and commercialization of Compounds and Products (a “Seller New Arrangement”), the Seller shall notify the Buyer in writing and shall promptly provide copies of any license agreement with a Seller New Licensee for the continued commercialization of the Compounds and Products, and commercialization plans therefor.
(ii) If the License Agreement is terminated in whole or in part by Licensee pursuant to Section 20.3.3 (Termination Without a Cause) or by the Seller pursuant to Section 20.3.1 (Termination for Breach), Section 20.3.4 (Termination for Patent Challenge) or Section 20.3.5 (Termination for Post-Change of Control Material Change) in each case of the License Agreement while the Buyer is the Control Party or following a Change of Control of the Seller (any such termination while the Buyer is the Control Party or following a Change of Control of the Seller, a “Triggering Termination”), then the Seller shall have the first right to continue development and commercialization of Compounds and Products as provided in Section 20.4.1 of the License Agreement and pursue its rights under Sections 20.4.1.1, 20.4.1.2, 20.4.1.3, 20.4.1.4(i), 20.4.1.4(ii), 20.4.1.4(iii), 20.4.1.4(iv), 20.4.1.4(v), 20.4.1.5, 20.4.1.6, 20.4.1.7, 20.4.1.8 and 20.4.3 of the License Agreement (collectively, the “Reversionary Rights”). The Seller shall inform the Buyer in writing within [**] of a Triggering Termination whether or not it has elected to pursue the Reversionary Rights and shall thereafter keep Buyer reasonably informed as to the status of, and shall use commercially reasonable efforts in connection with, the pursuit of such development and commercialization under the Reversionary Rights, including delivering to the Buyer concurrently with deliver of the same to Licensee, notice pursuant to Section 20.4.1.9 of the License Agreement. In the event that the Seller does not notify the Buyer in writing that the Seller has elected to pursue the Reversionary Rights within [**] of a Triggering Termination, the Buyer shall have the right to cause the Seller to pursue the Reversionary Rights by delivering written notice to the Seller and the Seller shall act as reasonably instructed by the

Buyer to pursue the Reversionary Rights. The Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates against and in respect of all Losses suffered or incurred by the Seller or its Affiliates to the extent arising out of or resulting from the Seller’s or its Affiliates’ exercise of the Reversionary Rights solely at the Buyer’s direction following a Triggering Termination, other than (A) the Seller’s Pro Rata Portion of any out of pocket fees, including attorneys’, consultants’ or other professional advisor costs and expenses incurred in connection with exercising its Reversionary Rights pursuant to this Section 5.8(b)(ii) or as contemplated by Section 5.8(b)(iii) and (B) costs, expenses or other amounts attributable to the development, manufacture and commercialization of Compounds and Products under the License Agreement or the Sponsored Research Agreement that would otherwise have been borne by the Seller and its Affiliates. The Seller shall promptly, and in any event within [**], provide the Buyer with access to all materials, reports, information and property delivered, provided or otherwise made available to the Seller in connection with such Triggering Termination, the Licensee’s ongoing obligations and the Reversionary Rights.
(iii) If there is a Triggering Termination and the Buyer is pursuing the Reversionary Rights pursuant to Section 5.8(b)(ii), the Buyer shall have the exclusive right to negotiate one or more licenses or sublicenses to continue to commercialize any Product that has obtained Regulatory Approval (each, a “Marketed Product”) with one or more Third Parties under the Reversionary Rights (each such license or sublicense, a “Buyer Negotiated Arrangement”). The Seller shall reasonably cooperate with the Buyer, at the Buyer’s direction, in connection with the negotiation, execution and delivery of any Buyer Negotiated Arrangement. Except with respect to the license or sublicense of any intellectual property rights included in the Reversionary Rights (which licenses or sublicenses shall be limited to the commercialization of the Marketed Product and any related development activities specifically with respect to such Marketed Product), no Buyer Negotiated Arrangement shall include terms, conditions and limitations that are, in the aggregate, more burdensome to the Seller than the licensing or sublicensing terms contained in the License Agreement. The Buyer shall reimburse the Seller for the Buyer’s Pro Rata Portion of any out of pocket fees, including attorneys’, consultants’ or other profession advisor costs and expenses incurred in connection with the pursuit, negotiation or execution of any Buyer Negotiated Arrangement.
(iv) In connection with any Seller Direct Undertaking, Seller New Arrangement or Buyer Negotiated Arrangement, (a) the Buyer shall be provided with economic rights equivalent to those remaining under this Agreement and with substantially the same other rights as provided in this Agreement, and (b) the Seller’s rights and obligations under this Agreement in respect of the License Agreement shall otherwise apply to any Seller Direct Undertaking, any Seller New Arrangement or any Buyer Negotiated Arrangement, in each case mutatis mutandis. In connection with any Buyer Negotiated Arrangement, the Seller shall be provided with economic rights equivalent to those remaining under this Agreement and with substantially the same other rights as provided in this Agreement. As soon as practicable following the Seller delivering written notice to the Buyer of any Seller Direct Undertaking or the execution of any Seller New Arrangement or Buyer Negotiated Arrangement by each party thereto, the Buyer and the Seller shall cooperate with one another to enter into new agreements (or to make amendments or modifications to this Agreement, the Bill of Sale and such other documents and the Buyer may reasonably request) to effect this clause (iv).
Section 5.9 No Liens. The Seller shall not hereafter mortgage, pledge, hypothecate or grant a security interest or other Lien of any kind in (i) the Assigned Royalty Payments (other than a Permitted Lien) or (ii) any of its interest in any portion of the PTC Patent Rights, Joint Patent Rights, any Product or the License Agreement (other than a Permitted Lien).
Section 5.10 Enforcement; Defense; Prosecution and Maintenance.
(a) The Seller shall promptly inform the Buyer of any suspected infringement by a Third Party of any of the Licensed IP or if any Third Party alleges that manufacture, use, sale, offer for sale or import of a Product infringes the intellectual property rights of a Third Party. The Seller shall (i) provide to the Buyer a copy of any written notice of any such suspected infringement and all pleadings filed in such action and (ii) notify the Buyer of any material developments in any claim, suit or proceeding resulting from such infringement that are delivered by or to Licensee or the Seller under Sections 15.8 and 15.9 of the License Agreement or otherwise as soon as practicable and in any event not less than [**] following such delivery.
(b) In the event the Buyer is the Control Party, and if the Seller has the right to join or assume the defense or pursuit of an enforcement action pursuant to Section 15.8 or 15.9 of the License Agreement, the Seller shall, if requested in writing by the Buyer, promptly, and in any event within [**] after receipt of such request, exercise such right as reasonably instructed by the Buyer and, if requested by the Buyer, the Seller shall employ such counsel reasonably acceptable to the Seller as the Buyer shall select for such purpose, provided that the Buyer shall pay its Pro Rata Portion of the costs and expenses of any such counsel. In the event the Buyer is the Control Party, the Seller shall not, except as reasonably instructed by the Buyer, exercise any consent or consultation rights under Section 15.8 or 15.9 of the License Agreement. In the event the Buyer is the Control Party, the Seller shall not, except as reasonably instructed by the Buyer, join any infringement action under Section 15.8 or 15.9 of the License Agreement. To the extent the Seller exercises its right to join or assume the defense or pursue an action while the Buyer is the Control Party pursuant to this Section 5.10(b), the Seller shall act as reasonably instructed by the Buyer satisfy its obligations under Section 15.8 or 15.9 of the License Agreement, including to (1) diligently defend or enforce any Licensed Patents (including by bringing and defending any counterclaim of invalidity or unenforceability, defending against any action of a Third Party for declaratory judgment of non-infringement or non-interference or bringing any legal action for infringement) and (2) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer, abandonment or dismissal (including through lack of enforcement against Third Party infringers) of any defense of invalidity or unenforceability or any legal action for infringement of any Licensed Patents in the Territory for which it has elected to join or assume the defense or pursue an enforcement action pursuant to this Section 5.10(b).
(c) Promptly (and in any event within [**]) following the Seller’s receipt of written notice from the Licensee pursuant to Section 15.4 or 15.5 of the License Agreement of the Licensee’s intention to allow any of the Roche Patent Rights or the Joint Patent Rights in the Territory to lapse or become abandoned or to not file patent applications for any of the Roche Patent Rights or Joint Patent Rights in the Territory (such Patent Rights, the “Applicable Listed Patents”), the Seller shall inform the Buyer of such notice and, if the Buyer is the Control Party, the Seller shall, as mutually agreed with the Buyer, exercise its rights under Section 15.4 or 15.5 of the License Agreement to assume the prosecution and maintenance of any such Applicable Listed Patents and each of the Buyer and the Seller shall pay its Pro Rata Portion of the expenses in connection therewith. If the Seller, in its reasonable discretion and after consultation with the Buyer, determines to abandon or not file any patent applications, the Buyer shall have the right, at its sole expense, to direct the Seller to assume the prosecution and maintenance of any such Applicable Listed Patents and the Buyer shall be solely responsible for the expenses in connection therewith.
(d) The Seller shall satisfy, at its own expense, its prosecution obligations under Sections 15.3, 15.4 and 15.5 of the License Agreement, which actions while the Buyer is the Control Party shall be reasonably determined by the Buyer after consultation with the Seller, including to (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain any Licensed Patents in the Territory for which it controls the prosecution and maintenance, including payment of maintenance fees or annuities on any such Licensed Patents, (ii) prosecute any corrections, substitutions, reissues, reviews, interferences and reexaminations of any Licensed Patents in the Territory, for which it controls the prosecution and maintenance, and file any other forms of patent term restoration in any applicable jurisdiction in the Territory, (iii) diligently defend any Licensed Patents for which it controls the prosecution and maintenance against any opposition, inter partes review, post-grant review or other proceeding before any Patent Office, and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment, of any Licensed Patents in the Territory for which it controls the prosecution and maintenance. To the extent the Seller does not control the prosecution and maintenance obligations under Sections 15.3, 15.4 and 15.5 of the License Agreement, the Seller shall use commercially reasonable efforts to cause Licensee (or the Foundation, as applicable) to satisfy its prosecution and maintenance obligations thereunder and the Seller shall at its own expense exercise its consulting, request, consent, approval or similar rights, with such exercise to be reasonably determined by the Buyer after consultation with the Seller in the event the Buyer is the Control Party.
(e) Nothing in this Section 5.10 shall be construed to limit the Seller’s obligations pursuant to Section 5.5(a) while the Seller is the Control Party.

(f) The Proceeds resulting from any enforcement actions under Section 15.8 of the License Agreement shall be applied first to reimburse for any expenses incurred by the Seller and the Buyer in connection with such enforcement, and the remainder of the Proceeds shall be allocated between the Seller and the Buyer as though such Proceeds constituted Royalty payments; provided, however, that in the event that the Seller initiates an action pursuant to Section 15.8 of the License Agreement, the Seller shall promptly notify the Buyer of such action and the Proceeds of any such action shall be allocated between the Seller and the Buyer as though such Proceeds constituted Royalty payments only if the Buyer funds its Pro Rata Portion of the costs of such action.
Section 5.11 Additional Monetizations. The Seller agrees to notify the Buyer in writing at least [**] prior to entering into a definitive agreement with a Third Party to assign, convey, monetize, impose a Lien upon or otherwise transfer or encumber any or all of its retained interest in the Royalty (a “Definitive Monetization Agreement”). For the avoidance of doubt, nothing herein shall prevent or limit the ability of the Seller to enter into or consummate any such Definitive Monetization Agreement; provided, that, if the Seller is the Control Party, the Seller agrees that if any Definitive Monetization Agreement provides a Third Party with information rights that are more favorable than the information rights provided to the Buyer in this Agreement, the Seller shall provide the Buyer with information rights that are as favorable to the Buyer as those provided to such Third Party, and the Seller shall effect such amendments or modifications to this Agreement or execute such other documents as the Buyer may reasonable request to effect the foregoing and provided further, that, for the avoidance of doubt, nothing in this Section 5.11 shall in any way limit the Buyer’s rights pursuant to Section 5.5(a).
Section 5.12 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Section 5.13 Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.
Section 5.14 Tax Matters.
(a) The Seller and Buyer shall treat the transactions contemplated by the Transaction Documents as a sale of the Assigned Royalty Payments for all United States federal state, local and non-U.S. Tax purposes. Accordingly, any and all Assigned Royalty Payments made after the Closing Date shall be treated as made to the Buyer for United States federal, state, local and non-U.S. Tax purposes.

(b) If there is a Permitted Withholding Tax Royalty Reduction, the Seller shall reasonably cooperate with, and assist, Buyer in delivering the prescribed forms necessary to reduce the applicable rate of, or to eliminate, withholding to the extent Buyer is entitled under any applicable tax treaty, in accordance with Section 13 of the License Agreement.
Section 5.15 Standstill. The Buyer agrees that during the term of this Agreement, or upon an earlier Standstill Termination, without the consent of the Seller, the Buyer shall not, and shall cause its Affiliates not to, (a) propose any merger, consolidation, business combination, tender or exchange offer or other business combination or change of control transaction involving all or substantially all of the Seller’s equity, businesses or assets, on a consolidated basis (a “Seller Business Combination”); (b) provide financing to any Third Party in connection with a Seller Business Combination; (c) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or consents to vote any securities of the Seller; (d) nominate any person as a director of the Seller; (e) propose any matter to be voted upon by the stockholders of the Seller; (f) directly or indirectly, form, join or in any way participate in a Third Party “group” (as such term is used in the rules of the Securities and Exchange Commission) (or discuss with any Third Party the potential formation of a group) with respect to any securities of the Seller or a Seller Business Combination; provided that, for the avoidance of doubt, nothing in this Section 5.15 shall prohibit the Buyer from agreeing to purchase any pharmaceutical royalties from the Seller or any Third Party. The term “Standstill Termination” shall mean the earliest of (1) the public announcement that the Seller has entered into a definitive agreement with a Third Party for a Change of Control or a transaction involving a Seller Business Combination; (2) if any person(s) or “group” publicly announces or commences a tender or exchange offer to acquire voting securities of the Seller, that, if successful, would result in such person or group beneficially owning more than 50% of the then outstanding voting securities of the Seller; (3) if any person(s) or “group” commences a proxy contest with respect to the Seller and (4) if any person(s) or “group” files a Schedule 13D with respect to the beneficial ownership of at least [**]% of the then outstanding voting securities of the Seller by such person(s) or “group”.
ARTICLE 6.
CONFIDENTIALITY
Section 6.1 Confidentiality. Except as provided in this Article 6 or otherwise agreed in writing by the parties, the parties hereto agree that each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
(d) is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or
(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.
Section 6.2 Authorized Disclosure.
(a) Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:
(i) prosecuting or defending litigation;
(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;
(iii) complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(iv) for regulatory, tax or customs purposes;
(v) for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure (which obligations must be consistent with the obligations of confidentiality set forth in the License Agreement and no less protective than those in this Agreement);
(vi) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure (which obligations must be consistent with the obligations of confidentiality set forth in the License Agreement and no less protective than those in this Agreement); or
(vii) disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure (which obligations must be consistent with the obligations of confidentiality set forth in the License Agreement and no less protective than those in this Agreement).
(b) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 6.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of the Seller provided hereunder.
ARTICLE 7.
TERMINATION

Section 7.1 Automatic Termination. This Agreement shall continue in full force and effect until the earlier of sixty (60) days after such time as (A) the Buyer has received payments hereunder in an amount equal to the Assigned Royalty Cap and (B) Licensee (or any other applicable Third Party, including a New Licensee or a Buyer Selected Licensee) is no longer obligated to make any payments of the Royalty, at which point this Agreement, the Escrow Agreement and the Licensee Instruction Letter shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.
Section 7.2 Survival. Notwithstanding anything to the contrary in this Article 7, the following provisions shall survive termination of this Agreement: Section 5.1 (Disclosures), Section 5.2(a) (Payments; Adjustments for Pre-Closing Royalty Reductions), Article 6 (Confidentiality), Section 7.2 (Survival) and Article 8 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.
ARTICLE 8.
MISCELLANEOUS

Section 8.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 8.1:
If to the Seller, to it at:
PTC Therapeutics, Inc.

100 Corporate Court
South Plainfield, New Jersey 07080
Attention: Legal Department
Email: [**]
With a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Steven D. Barrett and George W. Shuster, Jr.
Email: steven.barrett@wilmerhale.com; george.shuster@wilmerhale.com
If to the Buyer, to it at:
RP Management, LLC
110 E. 59th Street, Suite 3300
New York, New York 0022
Attention: George Lloyd
Email: [**]
With a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Arthur R. McGivern & Robert M. Crawford
Email: amcgivern@goodwinlaw.com; rcrawford@goodwinlaw.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by e mail with delivery confirmation thereof, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one (1) Business Day following sending within the United States by overnight delivery via commercial one- (1-)day overnight courier service.
Section 8.2 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
Section 8.3 Assignment.
(a) The Seller shall not sell, assign or otherwise transfer all or any portion of its interest in the Licensed PTC IP, any Product, the License Agreement, the Sponsored

Research Agreement or this Agreement to any Third Party, the Licensee or the Foundation by operation of law, merger, change of control, or otherwise, unless in connection therewith (a) such Person acquires all of the Seller’s interest in all of the Licensed PTC IP, all Products, the License Agreement, the Sponsored Research Agreement and this Agreement and (b) prior to closing any such transaction, the Seller causes such Person to deliver to the Buyer a writing in which (i) if such Person is not the Licensee, such Person assumes all of the obligations of the Seller to the Buyer under this Agreement, or (ii) if such Person is the Licensee, the Licensee assumes all of the obligations of the Seller to the Buyer hereunder and agrees to pay the Assigned Royalty Payments directly to the Buyer notwithstanding any subsequent termination of the License Agreement by the Licensee.
(b) The Buyer may assign this Agreement in whole or in part; provided that in connection with any such assignment of this Agreement in whole or substantially in whole to a Third Party, or if a Third Party acquires all of the assets or securities of Royalty Pharma plc, on a consolidated basis, in a merger, tender offer, asset acquisition or similar transaction, the Buyer shall destroy or return to the Seller the Data Room and shall not transfer any rights to the Data Room in connection with such assignment or transaction.
(c) This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 8.3 shall be null and void.
Section 8.4 Amendment and Waiver.
(a) This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 8.5 Independent Nature of Relationship. The relationship between the Seller and the Buyer is solely that of seller and buyer, and neither the Seller nor the Buyer has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing in this Agreement shall be deemed in any way or for any purpose as constituting or creating any partnership or joint venture between the Seller and the Buyer or any other party for U.S. federal income tax or any other purpose. Each of the Seller and the Buyer agree that they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Entity.
Section 8.6 Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 8.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
Section 8.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 8.9 JURISDICTION; VENUE.
(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 8.1 HEREOF.
(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 8.10 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 8.11 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.
Section 8.12 Limitations on Liability; Prevailing Party.
(a) Each party shall be liable to the other for damages arising out of or relating to such party’s performance or failure to perform under this Agreement; provided, however, that the liability of a party to the other party, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for all events, acts or omissions shall not exceed in the aggregate an amount equal to the Assigned Royalty Cap less the amount of Assigned Royalty Payments received by the Buyer. No party hereto shall be liable for any consequential, punitive, special, indirect or incidental damages as a result of any breach or violation of any covenant or agreement of such party in or pursuant to this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Buyer shall have no recourse against the Company as a result of any Credit Event, any Permitted Royalty Reduction or any breach of the License Agreement by Licensee.
(b) In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Buyer’s damages, if any, for any such action or claim will typically include Losses for Assigned Royalty Payments that the Buyer was entitled to receive in respect of its ownership of the Assigned Royalty Payments but did not receive timely or at all due to the Seller’s breach, default or failure to perform under this Agreement and (ii) the Buyer shall be entitled to make claims for all such missing or delayed Assigned Royalty Payments as damages hereunder, and such missing or delayed Assigned Royalty Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.
(c) If any dispute, litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party to enforce its rights or to seek damages under this Agreement against the other party, all fees, costs and expenses, including, reasonable attorneys’ fees and court and collection costs, incurred by the prevailing party in such dispute, litigation, action, arbitration or proceeding shall be reimbursed by the non-prevailing party;

provided, that if a party to such dispute litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.
Section 8.13 Trustee Capacity of Wilmington Trust, National Association. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust deed of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association but is made and intended for the purpose of binding only the Buyer and (iii) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.
Section 8.14 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

PTC THERAPEUTICS, INC.
By:	/s/ Stuart Peltz
Name: Stuart Peltz
Title: CEO

RPI 2019 INTERMEDIATE FINANCE TRUST
By:	Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as owner trustee
By:	/s/ Cynthia L. Major
Name: Cynthia L. Major
Title: Banking Officer

ROYALTY PHARMA PLC
(solely for the purposes of Section 5.15 hereof)
By:	/s/ George W. Lloyd
Name: George W. Lloyd
Title: EVP, Investments & General Counsel

[SIGNATURE PAGE TO THE ROYALTY PURCHASE AGREEMENT]

Exhibit E

License Agreement

Incorporated by reference to Exhibit 10.14 of the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on May 16, 2013

Exhibit E

Exhibit F

Sponsored Research Agreement

Incorporated by reference to Exhibit 10.15 of the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on May 16, 2013

Exhibit F